SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2010

Orbitz Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455

(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661

(Address of Principal Executive Offices)	(Zip Code)
(312) 894-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement.
     On November 1, 2010, American Airlines, Inc. (“AA”) notified Orbitz Worldwide, LLC, a wholly-owned subsidiary of Orbitz Worldwide, Inc. (the “Company”) and direct parent of Orbitz, LLC (“Orbitz”), of its election to terminate the Second Amended and Restated Airline Charter Associate Agreement, dated December 19, 2003, by and between AA and Orbitz (the “Agreement”). The termination will be effective as of December 1, 2010.
     The Agreement sets forth the terms under which Orbitz can offer air travel on behalf of AA to consumers and requires AA to provide the Company with agreed upon transaction payments when consumers book this travel. The Agreement also provides Orbitz with nondiscriminatory access to seat availability for published fares as well as marketing and promotional support. In exchange for this information and support, the Company pays AA a portion of the global distribution system (“GDS”) fees that the Company receives from the GDS for AA transactions booked on the Orbitz.com and Orbitz for Business websites. The Agreement was scheduled to otherwise expire on December 31, 2013. The foregoing description of the Agreement is qualified in its entirety by reference to the form of the airline charter associate agreement entered into with AA and certain other airlines, a copy of which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report”).
     In the notice, AA also exercised its right to terminate the Supplier Link Agreement that it entered into with Orbitz in February 2004. The Supplier Link Agreement establishes a direct link between Orbitz.com and AA’s internal reservation systems and requires that Orbitz book certain airline tickets through that direct link rather than through a GDS. In return, AA pays Orbitz a per ticket fee. The termination of the Supplier Link Agreement will also be effective as of December 1, 2010. A copy of the form of Supplier Link Agreement entered into with AA and certain other airlines is filed as Exhibit 10.3 to the Annual Report.
     Additionally, AA has informed the Company that it will terminate the Company’s authority to ticket AA flights on its Orbitz.com and Orbitz for Business websites, to take effect as of December 1, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.
November 4, 2010	By:	/s/ James P. Shaughnessy
		Name:	James P. Shaughnessy
		Title:	Senior Vice President, Chief Administrative Officer and General Counsel

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